Exhibit 10.9





================================================================================


                                CREDIT AGREEMENT

                           dated as of March 21, 2002

                                      among

                           REINHOLD INDUSTRIES, INC.,

                              np aerospace limited,

                        samuel bingham enterpriseS, inc.,
                                  as Borrowers

                         VARIOUS FINANCIAL INSTITUTIONS
                                    as Banks

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                       as Bank, Agent and Security Trustee


================================================================================

                                TABLE OF CONTENTS

                                      Page
                                        i


SECTION 1         DEFINITIONS..................................................1
     1.1          Definitions..................................................1
     1.2          Other Interpretive Provisions...............................17

SECTION 2         COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER
                  OF CREDIT PROCEDURES........................................18
     2.1          Commitments.................................................18
                  2.1.1     Revolving Loan Commitment.........................18
                  2.1.2     L/C Commitment....................................18
     2.2          Loan Procedures.............................................18
                  2.2.1     Various Types of Loans............................18
                  2.2.2     Borrowing Procedures..............................18
                  2.2.3     Conversion and Continuation Procedures............18
                  2.2.4     Appointment of Borrower Representative............19
     2.3          Letter of Credit Procedures.................................20
                  2.3.1     L/C Applications..................................20
                  2.3.2     Participations in Letters of Credit...............20
                  2.3.3     Reimbursement Obligations.........................20
                  2.3.4     Limitation on Obligations of Issuing Bank.........20
                  2.3.5     Funding by Banks to Issuing Bank..................21
     2.4          Commitments Several.........................................21
     2.5          Certain Conditions..........................................21
     2.6          Joint and Several Nature of Loans...........................21

SECTION 3         NOTES EVIDENCING LOANS......................................21
     3.1          Notes.......................................................21
     3.2          Recordkeeping...............................................22

SECTION 4         INTEREST....................................................22
     4.1          Interest Rates..............................................22
     4.2          Interest Payment Dates......................................22
     4.3          Setting and Notice of LIBOR Rates...........................22
     4.4          Computation of Interest.....................................22

SECTION 5         FEES........................................................22
     5.1          Letter of Credit Fees.......................................22
     5.2          Closing Fees................................................23
     5.3          Agent's Fees................................................23

SECTION 6         REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT
                  AMOUNT; PREPAYMENTS.........................................23
     6.1          Reduction or Termination of the Revolving Commitment
                  Amount......................................................23
                  6.1.1     Voluntary Reduction or Termination of the
                            Revolving Commitment Amount.......................23
                  6.1.2     Mandatory Reductions of Revolving Commitment
                            Amount............................................23
                  6.1.3     All Reductions of the Revolving Commitment
                            Amount............................................23
     6.2          Prepayments.................................................23
                  6.2.1     Voluntary Prepayments.............................23
                  6.2.2     Mandatory Prepayments.............................23
     6.3          All Prepayments.............................................24

SECTION 7         MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.............24
     7.1          Making of Payments..........................................24
     7.2          Application of Certain Payments.............................24
     7.3          Due Date Extension..........................................25
     7.4          Setoff......................................................25
     7.5          Proration of Payments.......................................25
     7.6          Taxes.......................................................25

SECTION 8         INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.........26
     8.1          Increased Costs.............................................26
     8.2          Basis for Determining Interest Rate Inadequate or Unfair....27
     8.3          Changes in Law Rendering LIBOR Loans Unlawful...............28
     8.4          Funding Losses..............................................28
     8.5          Right of Banks to Fund through Other Offices................28
     8.6          Discretion of Banks as to Manner of Funding.................28
     8.7          Mitigation of Circumstances; Replacement of Banks...........29
     8.8          Conclusiveness of Statements; Survival of Provisions........30

SECTION 9         WARRANTIES..................................................30
     9.1          Organization................................................30
     9.2          Authorization; No Conflict..................................30
     9.3          Validity and Binding Nature.................................30
     9.4          Financial Condition.........................................30
     9.5          No Material Adverse Change..................................30
     9.6          Litigation and Contingent Liabilities.......................31
     9.7          Ownership of Properties; Liens..............................31
     9.8          Subsidiaries................................................31
     9.9          Pension Plans...............................................31
     9.10         Investment Company Act......................................32
     9.11         Public Utility Holding Company Act..........................32
     9.12         Regulation U................................................32
     9.13         Taxes.......................................................32
     9.14         Solvency, etc...............................................32
     9.15         Environmental Matters.......................................32
     9.16         Insurance...................................................34
     9.17         Real Property...............................................34
     9.18         Information.................................................34
     9.19         Intellectual Property.......................................34
     9.20         Burdensome Obligations......................................34
     9.21         Labor Matters...............................................34
     9.22         No Default..................................................34

SECTION 10        COVENANTS...................................................34
     10.1         Reports, Certificates and Other Information.................34
                  10.1.1    Annual Audit Report...............................35
                  10.1.2    Interim Reports...................................35
                  10.1.3    Compliance Certificates...........................35
                  10.1.4    Reports to the SEC and to Shareholders............35
                  10.1.5    Notice of Default, Litigation and ERISA Matters...35
                  10.1.6    Borrowing Base Certificates.......................36
                  10.1.7    Accounts Trial Balance............................36
                  10.1.8    Management Reports................................36
                  10.1.9    Projections.......................................36
                  10.1.10   Subordinated Debt Notices.........................36
                  10.1.11   Valley Forge Litigation Updates...................36
                  10.1.12   Other Information.................................37
     10.2         Books, Records and Inspections..............................37
     10.3         Maintenance of Property; Insurance..........................37
     10.4         Compliance with Laws; Payment of Taxes and Liabilities......39
     10.5         Maintenance of Existence, etc...............................39
     10.6         Financial Covenants.........................................39
                  10.6.1    Minimum Tangible Net Worth........................39
                  10.6.2    Leverage Ratio....................................39
                  10.6.3    Pre-Tax Earnings..................................39
                  10.6.4    Capital Expenditures..............................39
     10.7         Limitations on Debt.........................................39
     10.8         Liens.......................................................40
     10.9         Operating Leases............................................41
     10.10        Restricted Payments.........................................41
     10.11        Mergers, Consolidations, Sales..............................41
     10.12        Modification of Organizational Documents....................41
     10.13        Use of Proceeds.............................................41
     10.14        Further Assurances..........................................42
     10.15        Transactions with Affiliates................................42
     10.16        Employee Benefit Plans......................................42
     10.17        Environmental Matters.......................................42
     10.18        Unconditional Purchase Obligations..........................43
     10.19        Inconsistent Agreements.....................................43
     10.20        Business Activities.........................................43
     10.21        Investments.................................................43
     10.22        Restriction of Amendments to Certain Documents..............44
     10.23        Fiscal Year.................................................44
     10.24        Cancellation of Debt........................................44
     10.25        Domestic Operating Accounts.................................44
     10.26        Foreign Operating Accounts..................................44
     10.27        Foreign Subsidiary Collateral...............................44

SECTION 11        EFFECTIVENESS; CONDITIONS OF LENDING, ETC...................44
     11.1         Initial Credit Extension....................................44
                  11.1.1    Notes.............................................45
                  11.1.2    Resolutions.......................................45
                  11.1.3    Consents, etc.....................................45
                  11.1.4    Incumbency and Signature Certificates.............45
                  11.1.5    Security Agreement................................45
                  11.1.6    Pledge Agreement..................................45
                  11.1.7    Real Estate Documents.............................45
                  11.1.8    Opinions of Counsel...............................46
                  11.1.9    Insurance.........................................46
                  11.1.10   Payment of Fees...................................46
                  11.1.11   Solvency Certificate..............................46
                  11.1.12   Search Results; Lien Terminations.................46
                  11.1.13   Filings, Registrations and Recordings.............46
                  11.1.14   Closing Certificate...............................46
                  11.1.15   Borrowing Base Certificate........................46
                  11.1.16   Other.............................................46
     11.2         Conditions..................................................46
                  11.2.1    Compliance with Warranties, No Default, etc.......46
                  11.2.2    Confirmatory Certificate..........................46

SECTION 12        EVENTS OF DEFAULT AND THEIR EFFECT..........................47
     12.1         Events of Default...........................................47
                  12.1.1    Non-Payment of the Loans, etc.....................47
                  12.1.2    Non-Payment of Other Debt.........................47
                  12.1.3    Other Material Obligations........................47
                  12.1.4    Bankruptcy, Insolvency, etc.......................47
                  12.1.5    Non-Compliance with Loan Documents................47
                  12.1.6    Warranties........................................47
                  12.1.7    Pension Plans.....................................47
                  12.1.8    Judgments.........................................48
                  12.1.9    Invalidity of Guaranty, etc.......................48
                  12.1.10   Invalidity of Collateral Documents, etc...........48
                  12.1.11   Invalidity of Subordination Provisions, etc.......48
                  12.1.12   Change of Control.................................48
                  12.1.13   Material Adverse Effect...........................48
     12.2         Effect of Event of Default..................................48

SECTION 13        THE AGENT...................................................49
     13.1         Appointment and Authorization...............................49
                  13.1.1    ..................................................49
                  13.1.2    Delegation of Duties..............................49
                  13.1.3    Liability of Agent................................49
     13.2         Reliance by Agent...........................................50
     13.3         Notice of Default...........................................50
     13.4         Credit Decision.............................................50
     13.5         Indemnification.............................................50
     13.6         Agent in Individual Capacity................................51
     13.7         Successor Agent.............................................51
     13.8         Collateral Matters..........................................51
     13.9         Security Trustee............................................52
     13.10        Successor Security Trustee..................................52
     13.11        Protection of Security Trustee..............................53

SECTION 14        GENERAL.....................................................53
     14.1         Waiver; Amendments..........................................53
     14.2         Confirmations...............................................53
     14.3         Notices.....................................................53
     14.4         Computations................................................54
     14.5         Regulation U................................................54
     14.6         Costs, Expenses and Taxes...................................54
     14.7         Subsidiary References.......................................54
     14.8         Captions....................................................54
     14.9         Assignments; Participations.................................54
                  14.9.1    Assignments.......................................55
                  14.9.2    Participations....................................56
     14.10        Governing Law...............................................56
     14.11        Counterparts................................................56
     14.12        Successors and Assigns......................................56
     14.13        Indemnification by the Borrowers............................56
     14.14        Nonliability of Lenders.....................................57

SECTION 15        GUARANTIES..................................................59
     15.1         Guaranty....................................................59
     15.2         Unconditional Obligation....................................59
     15.3         Period in Force.............................................60
     15.4         WAIVER......................................................60
     15.5         Effect of Stay..............................................60
     15.6         Subordination...............................................60

SCHEDULES
Pricing Schedule

SCHEDULE 2.1               Banks and Pro Rata Shares
SCHEDULE 9.6               Litigation and Contingent Liabilities
SCHEDULE 9.8               Subsidiaries
SCHEDULE 9.15              Environmental Matters
SCHEDULE 9.16              Insurance
SCHEDULE 9.17              Real Property
SCHEDULE 9.21              Labor Matters
SCHEDULE 10.7              Existing Debt
SCHEDULE 10.8              Existing Liens
SCHEDULE 10.21             Investments
SCHEDULE 11.1              Debt to be Repaid
SCHEDULE 14.3              Addresses for Notices

                                    EXHIBITS

EXHIBIT A                  Form of Note (Section 3.1)
EXHIBIT B                  Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C                  Form of Guaranty (Section 1.1)
EXHIBIT D                  Form of Security Agreement (Section 1.1)
EXHIBIT E                  Form of Pledge Agreement (Section 1.1)
EXHIBIT F                  Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT G                  Form of Assignment Agreement (Section 14.9.1)
EXHIBIT H                  Form of Opinion of Counsel (Section 11.1.8)
EXHIBIT I                  Form of Solvency Certificate (Section 11.1.11)

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT dated as of March 21, 2002 (this "Agreement") is entered into among REINHOLD INDUSTRIES, INC., a Delaware corporation ("Reinhold"), NP AEROSPACE LIMITED, a company incorporated in England and Wales with registered number 34724080 ("NP Aerospace"), SAMUEL BINGHAM ENTERPRISES, INC., an Indiana corporation ("Bingham"; Reinhold, NP Aerospace and Bingham are collectively referred to herein as the "Borrowers" and individually as a "Borrower"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Banks") and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, "LaSalle"), as agent and security trustee for the Banks.

         WHEREAS, the Banks have agreed to make available to the Borrowers a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:



                                   DEFINITIONS
Definitions.  When used herein the following terms shall have the following meanings:
-----------

         Account Debtor means any Person who is obligated to Borrower under an Account Receivable.

         Account Receivable means, with respect to any Person, any right of such person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper.

         Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

         Affected Loan - see Section 8.3.

         Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         Agent means LaSalle in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

         Agreement - see the Preamble.
         ---------           --------

         Asset Sale means the sale, lease, assignment or other transfer for value (each a "Disposition") by any Loan Party to any Person (other than another Loan Party) of any asset or right of such Loan Party other than (a) the Disposition of any asset which has been damaged, become obsolete, worn out or no longer useable or useful in the context of the Borrowers' businesses, (b) the sale or lease of inventory in the ordinary course of business and (c) the sale of that certain real property of the Borrowers located at 13100 Metropolitan Blvd., Montreal, Canada.

         Assignment Agreement - see Section 14.9.1.

         Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost (but excluding overhead and corporate administrative charges) of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

         Bank - see the Preamble. References to the "Banks" shall include the Issuing Bank; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Bank) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

         Bank Parties means each of the Banks, the Agent and the Security
Trustee.

         Base Rate means at any time the higher of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

         Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

         Base Rate Margin - see the Pricing Schedule.
         ----------------           ----------------

         Borrower or Borrowers - see the Preamble.

         Borrower Representative means Reinhold in its capacity as borrower representative pursuant to Section 2.2.4.

         Borrowing Base means an amount equal to the total of (a) 80% of the unpaid amount (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Domestic Accounts Receivable plus
(b) 70% of the unpaid amount (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Foreign Accounts Receivable plus (c) the lesser of (i) 50% of the value of all Eligible Domestic Inventory valued at the lower of cost or market (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) and (ii) $2,500,000 plus (d) the lesser of (i) 40% of the value of all Eligible Foreign Inventory valued at the lower of cost or market (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) and (ii) $750,000 plus (e) 100% of the amount of the Fixed Asset Availability.

         Borrowing Base Certificate means a certificate substantially in the form of Exhibit F.

         Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

         Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrowers and their Subsidiaries, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or
(ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

         Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Agent, Derivatives of such term have corresponding meanings.

         Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-l by Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through
(c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.

         CERCLA - see Section 9.15.

         Closing Date - see Section 11.1.

         Code means the Internal Revenue Code of 1986, as amended.

         Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and/or the Security Trustee and waives any Liens held by such Person on such property, and, in the case of any such agreement with a lessor, permits the Agent and/or the Security Trustee access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

         Collateral Documents means the Security Agreement, each Mortgage, each Pledge Agreement, the Foreign Collateral Documents and any other agreement or instrument pursuant to which any Loan Party or any other Person grants collateral to the Agent and/or the Security Trustee for the benefit of the Banks.

         Commitment means, as to any Bank, such Bank's commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Bank's Pro Rata Share of the Revolving Commitment Amount is set forth on Schedule 2.1.

         Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

         Consolidated Net Income means, with respect to the Borrowers and their Subsidiaries for any period, the net income (or loss) of the Borrowers and their Subsidiaries for such period, excluding any gains from Asset Sales, any extraordinary gains and any gains from discontinued operations, all as determined in accordance with GAAP.

         Contra Accounts shall mean the Contra Accounts described in the definition of Eligible Domestic Account Receivable.

         Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA.

         Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

         Debt to be Repaid means Debt listed on Schedule 11.1.

         Designated Proceeds - see Section 6.2.2(a).

         Disposal - see the definition of "Release".

         Dollar and the sign "$" mean lawful money of the United States of America.

         Domestic Borrower means a Borrower which is organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

         Domestic Subsidiary means a subsidiary organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

         EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period.

         Eligible Domestic Account Receivable means an Account Receivable owing to a Domestic Borrower which meets each of the following requirements:

                  (1) it arises from the sale of goods or the rendering of services by such Borrower; and if it arises from the sale of goods, (i) such goods comply with such Account Debtor's specifications (if any) and have been delivered to such Account Debtor and (ii) such Borrower has possession of, or if reasonably requested by the Agent has delivered to the Agent, delivery receipts evidencing such delivery;

                  (2) it (a) is subject to a perfected Lien in favor of the Agent or the Security Trustee and (b) is not subject to any other assignment, claim or Lien;

                  (3) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to any offset (including any possible right of offset existing by reason of accounts payable owed by such Borrower to such Account Debtor ("Contra Accounts")), counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part; provided that any Contra Account shall only be ineligible to the extent of that portion of such account which is less than or equal to the amount owed by such Borrower to such Account Debtor (provided, further that in the event any discount is granted, the Account Receivable shall only be ineligible pursuant to this clause (3) to the extent of the same);

                  (4) there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor (or any Subsidiary or Affiliate thereof) with respect thereto;

                  (5) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, Canada, Mexico or the European Union, unless the sale of goods or services giving rise to such Account Receivable is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to the Agent;
                  (6) it is not an Account Receivable arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

                  (7) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Borrower (or by any agent or custodian of such Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

                  (8) it arises in the ordinary course of business of such Borrower;

                  (9) if the Account Debtor is the United States or any department, agency or instrumentality thereof, such Borrower has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940 and any other steps necessary to perfect the Agent's liens thereon have been complied with to the Agent's satisfaction with respect to such Account Receivable;

                  (10) if such Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit;

                  (11) if the Account Receivable is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent;

                  (12) such Account Receivable is not more than 90 days past the original invoice date thereof, in each case according to the original terms of sale;

                  (13) it is not an Account Receivable with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts unless such notice of business activities report has been duly and timely filed or such Borrower is exempt from filing such report and has provided the Agent with satisfactory evidence of such exemption;

                  (14) the Account Debtor with respect thereto is not such Borrower or an Affiliate of such Borrower;

                  (15) it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor is classified as ineligible under clause (12) of this definition;

                  (16) if the aggregate amount of all Accounts Receivable owed by the Account Debtor thereon exceeds 25% (or 35% in the case of Thiokol Propulsion) of the aggregate amount of all Accounts Receivable at such time, then all Accounts Receivable owed by such Account Debtor in excess of such amount shall be deemed ineligible; and

                  (17) such Account Receivable is not an Account Receivable which immediately prior to the issuance of a credit by such Borrower to the applicable Account Debtor was more than 90 days past the original invoice date thereof.

An Account Receivable which is at any time an Eligible Domestic Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Domestic Account Receivable. Further, with respect to any Account Receivable, if the Agent or the Required Banks at any time hereafter determine in their reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account Receivable shall cease to be an Eligible Domestic Account Receivable after notice of such determination is given to the Borrower Representative.

         Eligible Domestic Inventory means Inventory of a Borrower which meets each of the following requirements:

                  (1) it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien;

                  (2) it is salable;

                  (3) it is in the possession and control of such Borrower and it is stored and held in facilities owned by such Borrower or, if such facilities are not so owned, the Agent is in possession of a Collateral Access Agreement with respect thereto; provided that with respect to the following facilities, Collateral Access Agreements shall not be required to be delivered on the Closing Date but shall be delivered within 60 days of such date: Santa Fe Springs, California; Kansas City, Missouri; and Palmyra, New York (it being understood that until the expiration of such 60 day grace period, Inventory at the above described locations shall be deemed to comply with the requirements of this clause (3) notwithstanding the failure to deliver such Collateral Access Agreements);

                  (4) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C.ss.215;

                  (5) it is not subject to any agreement which would restrict the Agent's or the Security Trustee's ability to sell or otherwise dispose of such Inventory, unless such Inventory consists of finished goods Inventory which has been purchased by such Borrower for the express purpose of fulfilling bona fide purchase orders from the United States or any department, agency or instrumentality thereof, and such inventory contains proprietary technology, access to which is restricted due to its classified nature;

                  (6) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

                  (7) it is not "in transit" to such Borrower or held by such Borrower on consignment;

                  (8) it is not work-in-process or Tooling Inventory;

                  (9)  it is not packaging or packaging related materials; and

                  (10) the Agent shall not have determined in its discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Domestic Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Domestic Inventory.

         Eligible Foreign Account Receivable means an Account Receivable owing by an Account Debtor located in the United Kingdom, the United States, Canada, Mexico or the European Union to a Borrower which is located in the United Kingdom; provided, that such Account Receivable meets each of the requirements set forth in clauses (1) through (4) and (6) through (17) of the definition of "Eligible Domestic Account Receivable" and that, at the request of the Agent, such Accounts Receivable are insured pursuant to policies reasonably satisfactory to the Agent. An Account Receivable which is at any time an Eligible Foreign Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Foreign Account Receivable. Further, with respect to any Account Receivable, if the Agent or the Required Banks at any time hereafter determine in their discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account Receivable shall cease to be an Eligible Foreign Account Receivable after notice of such determination is given to the Borrower Representative. For purposes of this definition, Accounts Receivable shall not be deemed to meet the requirement of subsection (a) of clause (1) described above unless the Borrowers shall have executed and delivered to Agent all Foreign Collateral Documents (which shall include such opinions of counsel as may be requested by the Agent) in favor of the Agent and/or Security Trustee as the Agent and/or Security Trustee may require to obtain and perfect a Lien in such Accounts Receivable and the Borrowers shall have taken such other action as the Agent shall have reasonably requested to create and perfect such Lien.

         Eligible Foreign Inventory means Inventory of a Borrower which is located in the United Kingdom and which meets each of the requirements set forth in clauses (1) through (5) and (7) through (10) of the definition of "Eligible Domestic Inventory". Inventory which is at any time Eligible Foreign Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Foreign Inventory. For purposes of this definition, Inventory shall not be deemed to meet the requirement of subsection
(a) of clause (1) described above unless the Borrowers shall have executed and delivered to Agent all Foreign Collateral Documents (which shall include such opinions of counsel as may be requested by the Agent) in favor of the Agent and/or Security Trustee as the Agent and/or Security Trustee may require to obtain and perfect a Lien in such Inventory and the Borrowers shall have taken such other action as the Agent shall have reasonably requested to create and perfect such Lien.

         Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

         Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

         ERISA means the Employee Retirement Income Security Act of 1974.

         Event of Default means any of the events described in Section 12.1.

         Excess Cash Flow means, for any period, the remainder of EBITDA for such period,


         Less the sum, without duplication, of cash payments made in such period with respect to Capital Expenditures,

         plus

all federal, state, local and foreign income taxes paid in cash by the Borrowers and their Subsidiaries during such period (less any cash refunds or cash credits received by Borrowers or their Subsidiaries during such period), plus

cash Interest Expense of the Borrowers and their Subsidiaries during such period.

         Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         Fiscal Quarter means a fiscal quarter of a Fiscal Year.

         Fiscal Year means the fiscal year of the Borrowers and their Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2001") refer to the Fiscal Year ending on December 31 of such calendar year.

         Fixed Asset Availability means $2,750,000; provided, that at such time as NP Aerospace shall have delivered to Agent a Mortgage with respect to its real property located in Coventry, England (together with such additional documents, agreements, opinions and certificates relating thereto as may be requested by Agent), Fixed Asset Availability shall mean $3,500,000 (as such amount shall from time to time be reduced as described in the following proviso); provided further, that on the last day of each Fiscal Quarter the applicable Fixed Asset Availability amount shall be automatically and permanently reduced by $125,000.

         Foreign Collateral Documents means all pledge agreements, security agreements, guaranties, debentures, indentures, financing statements, opinions, mortgages, deeds, filings, recordings, notarial instruments, hypothecations and any other agreements or instruments pursuant to which any Borrower, Foreign Subsidiary or other Person grants collateral to the Agent and/or the Security Trustee for the benefit of the Banks.

         Foreign Subsidiary means any subsidiary which is not a Domestic Subsidiary.

         FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

         GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, that, with respect to the financial statements of NP Aerospace and of any other Foreign Subsidiaries (if any) "GAAP" shall mean the generally accepted accounting principles in the relevant foreign jurisdiction which are set forth from time to time in the opinions and pronouncements of the applicable accounting standards board (or similar agency) of such foreign jurisdiction, which are applicable to the circumstances as of the date of determination.

         Group - see Section 2.2.1.

         Guaranteed Liabilities - see Section 15.1.

         Guaranty means a guaranty substantially in the form of Exhibit C.

         Hazardous Substances - see Section 9.15.

         Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement, in each case entered into with LaSalle or any of its Affiliates, and designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

         Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

         Interest Expense means for any period the consolidated interest expense of the Borrowers and their Subsidiaries for such period (including all imputed interest on Capital Leases).

         Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Borrowers pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

                                    (i) if any Interest Period would otherwise
                           end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                                    (ii) any Interest Period that begins on a
                           day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                                    (iii) the Borrowers may not select any
                           Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

         Inventory has the meaning assigned to such term in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof.

         Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

         Issuing Bank means LaSalle in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

         LaSalle - see the Preamble.
         -------           --------

         L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

         LC Fee Rate - see the Pricing Schedule.

         Lender Party - see Section 15.1.

         Letter of Credit - see Section 2.1.3.

         Leverage Ratio shall mean, as of the last day of any Fiscal Quarter, the ratio of (a) the Total Liabilities of the Borrowers and their Subsidiaries as of such day to (b) the Tangible Net Worth of the Borrowers and their Subsidiaries as of such day.

         LIBOR Reserve Percentage means, with respect to any LIBOR Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

         LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

         LIBOR Margin - see the Pricing Schedule.

         LIBOR Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the LIBOR Loans of such Bank hereunder. A LIBOR Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

         LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate per annum equal to the greater of (i) the offered rate for deposits in Dollars for a period equal or comparable to such Interest Period which appears on Telerate page 3750 as of 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period and (ii) 1.75%. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollar deposits).

         LIBOR Rate (Reserve Adjusted) means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined pursuant to the following formula:

                                [OBJECT OMITTED]

         Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

         Loan Documents means this Agreement, the Notes, the Guaranty (if any), the L/C Applications and the Collateral Documents.

         Loan Party means, without duplication, each Borrower and each Subsidiary of each Borrower.

         Loans means Revolving Loans.
         -----

         Mandatory Prepayment Event - see Section 6.2.2(a).
         --------------------------       ----------------

         Margin Stock means any "margin stock" as defined in Regulation U.

         Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Borrowers and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

         Minuteman Agreement means, collectively, the Long-Term Pricing Agreement dated as of October 26, 2000 between Thiokol Propulsion (from Cordant Technologies) ("Thiokol") and Reinhold together with the four purchase orders between Thiokol and Reinhold each dated November 1, 2001 for an aggregate amount of $13,035,697.

         Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Agent a Lien on real property of any Borrower or any of its Subsidiaries.

         Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which any Borrower or any member of the Controlled Group may have any liability.

         Net Cash Proceeds means:
         -----------------

                           (a) with respect to any Asset Sale the aggregate cash
                  proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Sale net of
                  (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrowers to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale (other than the Loans);

                           (b) with respect to any issuance of equity
                  securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter's commission); and

                           (c) with respect to any issuance of Debt, the
                  aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front fees and placement fees).

         Note - see Section 3.1.

         Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Borrowers or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Pledge Agreement means a pledge agreement in substantially the form of Exhibit E.

         Pre-Tax Earnings means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, income tax expense; provided that, a goodwill adjustment amount of $5,351,000 shall be added to such calculation of Pre-Tax Earnings for the Computation Periods of March 31, 2002 and June 30, 2002.

         Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by LaSalle as its prime rate (whether or not such rate is actually charged by LaSalle). Any change in the Prime Rate announced by LaSalle shall take effect at the opening of business on the day specified in the public announcement of such change.

         Pro Rata Share means, with respect to any Bank, the percentage specified opposite such Bank's name on Schedule 2.1 hereto, as adjusted from time to time in accordance with the terms hereof.

         RCRA - see Section 9.15.

         Regulation D means Regulation D of the FRB.

         Regulation U means Regulation U of the FRB.

         Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

         Required Banks means Banks having Pro Rata Shares aggregating 51% or more.

         Revolving Commitment Amount means $10,000,000, as reduced from time to time pursuant to Section 6.1.

         Revolving Loan - see Section 2.1.1.

         Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

         SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

         Security Agreement means a security agreement substantially in the form of Exhibit D.

         Security Trustee means LaSalle in its capacity as trustee for the Banks, and any successor security trustee in such capacity.

         Senior Debt means all Debt of the Borrowers and their Subsidiaries other than Subordinated Debt.

         Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

         Stockholders' Equity means, for the Borrowers and their Subsidiaries on a consolidated basis (without duplication), the sum of the capital stock, capital in excess of par and stated value of shares of its capital stock, retained earnings and any other account, including any special account for common stock subject to redemption, which, in accordance with GAAP, constitutes stockholders' equity (or such other appropriate account description) determined in accordance with GAAP; provided, that any determination of Stockholders Equity shall be exclusive of any "excess pension liability" as set forth on the consolidated financial statements of the Borrowers.

         Subordinated Debt means any unsecured Debt of a Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing, in advance by the Required Banks.

         Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrowers.

         Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

         Tangible Net Worth means, at any time, (a) Stockholders' Equity minus,
(b) the value of the Borrowers' and their subsidiaries' consolidated unamortized debt discount and expense, capitalized transaction costs, prepaid expenses, deposits, unamortized deferred taxes and other charges, goodwill, organization costs, noncompetition agreements, patents, copyrights, trademarks, other intangible items and amounts due from officers, employees, stockholders and Affiliates and other assets which are not specifically identified on the balance sheet of the Borrowers delivered to the Banks in accordance with Section 10.1 hereof and which are determined to be intangible items in the reasonable judgment of the Agent, all determined on a consolidated basis in accordance with GAAP.

         Termination Date means the earlier to occur of (a) March 20, 2003 or
(b) such other date on which the Commitments terminate pursuant to Section 6 or 12.

         Tooling Inventory means that amount actually expended by a Borrower to produce (or to have produced by third parties) tooling in connection with such Borrower's production of goods for its customers.

         Total Debt means all Debt of the Borrowers and their Subsidiaries, determined on a consolidated basis, excluding (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than any Loan Party), (ii) Hedging Obligations and (iii) Debt of any Borrower to its Subsidiaries and Debt of Subsidiaries of any Borrower to such Borrower or to other Subsidiaries of such Borrower.

         Total Liabilities shall mean all liabilities (including, without limitation, Debt) of the Borrowers and their Subsidiaries on a consolidated basis which are or should be reflected on a consolidated balance sheet of the Borrowers and their Subsidiaries, all as determined in accordance with GAAP.

         Trust Property means all or any of the assets, rights, powers, authorities and discretions at any time subject to or expressed to be subject to the security from time to time constituted by or arising pursuant to the Collateral Documents or vested in the Security Trustee or given under or pursuant to the Collateral Documents including all income and other sums at any time received or receivable by the Security Trustee in respect thereof.

         Type of Loan or Borrowing - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and LIBOR Loans or borrowings.

         Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

         Valley Forge Litigation - see Section 12.1.8.
         -----------------------       --------------

         Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

Other Interpretive Provisions. 20.1.1.1 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

The term "including" is not limiting and means "including without limitation."

In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrowers, the Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Banks merely because of the Agent's or Banks' involvement in their preparation.

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP.



               COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND
                           LETTER OF CREDIT PROCEDURES
Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Borrowers as follows: Revolving Loan Commitment. Each Bank will make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in such Bank's Pro Rata Share of such aggregate amounts as the Borrower Representative may request from all Banks; provided that the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base.
L/C Commitment. 20.2 The Issuing Bank will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a "Letter of Credit"), at the request of the Borrower Representative and for the account of the Borrowers from time to time before the Termination Date and (b) as more fully set forth in
Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided, that the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base. Loan Procedures.
Various Types of Loans. Each Revolving Loan shall be divided into tranches which is, either a Base Rate Loan or a LIBOR Loan (each a "type" of Loan), as the Borrower Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than four (4) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans. Borrowing Procedures. The Borrower Representative shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the office specified by the Agent with immediately available funds covering such Bank's Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the applicable Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $50,000, and each LIBOR borrowing shall be in an aggregate amount of at least $200,000 and an integral multiple of at least $100,000. Conversion and Continuation Procedures. 20.3 Subject to Section 2.2.1, the Borrower Representative may, upon irrevocable written notice to the Agent in accordance with clause (b) below:
elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $200,000 a higher integral multiple of $100,000) into Loans of the other type; or

elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $200,000 or a higher integral multiple of $100,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $200,000 and an integral multiple of $100,000.

The Borrower Representative shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

the proposed date of conversion or continuation;

the aggregate amount of Loans to be converted or continued;

the type of Loans resulting from the proposed conversion or continuation; and

in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

If upon the expiration of any Interest Period applicable to LIBOR Loans, the Borrower Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Borrower Representative, of the details of any automatic conversion.

Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

Appointment of Borrower Representative. Each Borrower hereby designates Reinhold as its representative and agent on its behalf for the purposes of issuing notices hereunder, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. The Agent and each Bank may regard any notice or other communication pursuant to any Loan Document from the Chief Executive Officer, Chief Financial Officer or Controller of the Borrower Representative as a notice or communication from all of the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or the Borrowers hereunder to the Borrower Representative on behalf of such Borrower or the Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
Letter of Credit Procedures.
L/C Applications. The Borrower Representative shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Borrower Representative and in all respects satisfactory to the Agent and the Issuing Bank, together with such other documentation as the Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the scheduled Termination
Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.
Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Pro Rata Share, in such Letter of Credit and the Borrowers' reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to the Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Agent or such Bank may reasonably request.
Reimbursement Obligations. Each Borrower hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Borrowers therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Borrower Representative and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Borrower Representative shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever. Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Borrowers or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Borrowers or any Bank and shall not reduce or impair the Borrowers' reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.
Funding by Banks to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Borrowers have not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Borrower or otherwise, each other Bank shall be obligated to pay to the Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Borrowers under Section 2.3.3), and, upon notice from the Issuing Bank, the Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Bank's account the amount of such other Bank's Pro Rata Share of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for the Issuing Bank's account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank's failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Pro Rata Share of any such payment or disbursement. Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.
Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.
Joint and Several Nature of Loans. All Loans to each Borrower and all of the other obligations (monetary or otherwise) of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation for which the Borrowers are jointly and severally obligated, which obligation shall be secured, until the Termination Date, by all of the Borrowers' Collateral; provided that the liability of any Borrower under this Agreement or any other Loan Document shall be limited to the maximum amount of the obligations for which such Borrower may be liable (after giving effect to rights of contribution of such Borrower from its Affiliates) without violating any applicable fraudulent conveyance or fraudulent transfer law.


                             NOTES EVIDENCING LOANS
Notes. The Loans of each Bank shall be evidenced by a promissory note (each a "Note") substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to such Bank's Pro Rata Share of the Revolving Commitment Amount, with such principal amount being due and payable in full on the Termination Date:
Recordkeeping. Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.


                                    INTEREST
Interest Rates. Each Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows: at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, if requested by the Required Banks, the interest rate applicable to each Loan shall be increased by 2%.

Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.
Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Borrower Representative and each Bank. Each determination of the applicable LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Borrower Representative or any Bank, deliver to the Borrower Representative or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder. Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.


                                      FEES
Letter of Credit Fees. 20.3.1.1 The Borrowers agree to pay to the Agent for the account of each Bank a letter of credit fee for each Letter of Credit equal to the LC Fee Rate in effect from time to time of such Bank's Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, if requested by the Required Banks, the rate applicable to each Letter of Credit shall be increased by 3% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated. In addition, with respect to each Letter of Credit, the Borrowers agree to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations (but excluding fees otherwise payable under Section 5.1(a)) and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Borrowers and the Issuing Bank.

Closing Fees. The Borrowers agree to pay to the Agent for the account of each Bank on the Closing Date a closing fee in the amount previously agreed to between the Borrowers and the Agent (and the Agent agrees to promptly forward to each Bank a portion of such closing fee in the amount previously agreed to between the Agent and such Bank).
Agent's Fees. The Borrowers agree to pay to the Agent such agent's fees as are mutually agreed to from time to time by the Borrowers and the Agent.


                         REDUCTION OR TERMINATION OF THE
                    REVOLVING COMMITMENT AMOUNT; PREPAYMENTS
Reduction or Termination of the Revolving Commitment Amount.
Voluntary Reduction or Termination of the Revolving Commitment Amount. The Borrowers may from time to time on at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $200,000 or a higher integral multiple of $100,000. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Borrowers shall pay all interest on the Revolving Loans, all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.
Mandatory Reductions of Revolving Commitment Amount. Unless otherwise agreed in writing by the Agent, on the date of any Mandatory Prepayment Event, the Revolving Commitment Amount shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event pursuant to
Section 6.2.2.
All Reductions of the Revolving Commitment Amount. All reductions of the Revolving Commitment Amount shall reduce the Commitments pro rata among the Banks according to their respective Pro Rata Shares.

Prepayments.
-----------
Voluntary Prepayments. The Borrowers may from time to time prepay the Loans in whole or in part; provided that the Borrower Representative shall give the Agent (which shall promptly advise each Bank) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business
Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $200,000 or a higher integral multiple of $100,000. Mandatory Prepayments. 20.4 Unless otherwise agreed in writing by the Agent, the Borrowers shall make a permanent reduction of the Revolving Commitment Amount upon the occurrence of any of the following (each a "Mandatory Prepayment Event") at the following times and in the following amounts (such applicable amounts being referred to as "Designated Proceeds"): Concurrently with the receipt by any Borrower or any Subsidiary of any Borrower of any Net Cash Proceeds from any Asset Sale, in an amount equal to 100% of such Net Cash Proceeds, but only if such Net Cash Proceeds exceed $200,000 in any Fiscal Year (and then only to the extent of such excess).

Concurrently with the receipt by any Borrower or any Subsidiary of any Borrower of any Net Cash Proceeds from any issuance of equity securities of any Borrower or any Subsidiary of any Borrowers (excluding (x) any issuance of shares of capital stock pursuant to any employee or director stock option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to a Borrower or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds, but only if such Net Cash Proceeds exceed $300,000 in any Fiscal Year (and then only to the extent of such excess).

Concurrently with the receipt by any Borrower or any Subsidiary of any Borrower of any Net Cash Proceeds from any issuance of any Debt of any Borrower or any Subsidiary (excluding Debt permitted by clauses (a) through (i) of Section 10.7), in an amount equal to 100% of such Net Cash Proceeds.

If on any day the Revolving Outstandings exceed the Borrowing Base, the Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

If on any day on which the Revolving Commitment Amount is reduced pursuant to
Section 6.1.2 the Revolving Outstandings exceed the Revolving Commitment Amount, the Borrowers shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $200,000 or a higher integral multiple of $100,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.


                 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES
Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Borrowers to the Agent in immediately available funds at the office specified by the Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. All payments under
Section 8.1 shall be made by the Borrowers directly to the Bank entitled thereto. Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Borrower Representative shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.
Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
Setoff. Each Borrower agrees that the Agent and each Bank have all rights of set-off and bankers' lien provided by applicable law without the requirement of any notice to any Borrower, and in addition thereto, each Borrower agrees that at any time any Event of Default exists, the Agent and each Bank may apply to the payment of any obligations of the Borrowers hereunder, whether or not then due and without the requirement of any notice to any Borrower, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter with the Agent or such Bank.
Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority (including any non-U.S. taxing authority), excluding franchise taxes and taxes imposed on or measured by any Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

pay directly to the relevant authority the full amount required to be so withheld or deducted;

promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

pay to the Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank hereunder, the Agent or such Bank may pay such Taxes and the Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

         If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Borrowers.

         Each Bank that (a) is organized under the laws of a jurisdiction other than the United States of America and (b)(i) is a party hereto on the Closing Date or (ii) becomes an assignee of an interest under this Agreement under
Section 8.7 or Section 14.9.1 after the Closing Date (unless such Bank was already a Bank hereunder immediately prior to such assignment) shall execute and deliver to the Borrower Representative and the Agent one or more (as the Borrower Representative or the Agent may reasonably request) United States Internal Revenue Service Form W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that such Bank is exempt from withholding or deduction of Taxes. The Borrowers shall not be required to pay additional amounts to any Bank pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Bank to comply with this paragraph.

         In the event a Bank or the Agent receives a refund of, or credit with respect to, any Taxes paid by the Borrowers pursuant to this Section 7.6, such Bank or the Agent shall, upon receipt thereof, use reasonable efforts to identify such benefit and promptly pay to the Borrowers such amount as equals the net after-tax value of such benefit to such Bank or the Agent (as determined conclusively in good faith by such Lender or the Agent), not to exceed the increased amount paid by the Borrowers pursuant to this Section 7.6. The Borrowers shall have no right to review the calculations made by a Bank or the Agent pursuant to the immediately preceding sentence.



               INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS
Increased Costs. 20.4.1.1 If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any LIBOR Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall subject any Bank (or any LIBOR Office of such Bank) to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of such Bank or its LIBOR Office imposed by the jurisdiction in which such Bank's principal executive office or LIBOR Office is located);

shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any LIBOR Office of such Bank); or

shall impose on any Bank (or its LIBOR Office) any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any LIBOR Office of such Bank) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrowers shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.

If any Bank shall reasonably determine that any change in, the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrowers shall pay to such Bank such additional amount as will compensate such Bank or such controlling Person for such reduction.

Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank eurodollar market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Borrowers) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

Banks having aggregate Pro Rata Shares of 66 2/3% or more advise the Agent that the LIBOR Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund LIBOR Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into LIBOR Loans (but shall make Base Rate Loans concurrently with the making of or conversion into LIBOR Loans by the Banks which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.
Funding Losses. The Borrowers hereby agree that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Borrowers will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Borrowers to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable. Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Borrowers to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate. Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
Mitigation of Circumstances; Replacement of Banks. 20.4.1.2 Each Bank shall promptly notify the Borrower Representative and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Borrowers to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Borrower Representative and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or
(ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank. If the Borrowers become obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Borrower Representative may designate another bank which is acceptable to the Agent and the Issuing Bank in their reasonable discretion (such other bank being called a "Replacement Bank") to purchase the Loans of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.


                                   WARRANTIES
         To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue and participate in Letters of Credit hereunder, each Borrower jointly and severally warrants to the Agent and the Banks that:

Organization. Each Borrower (other than NP Aerospace) is a corporation validly existing and in good standing under the laws of the state of its incorporation and NP Aerospace is a corporation validly existing under the laws of England and Wales; each Subsidiary of each Borrower is validly existing and in good standing under the laws of the jurisdiction of its state of organization or incorporation; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Borrower of this Agreement and by each Loan Party of each Loan Document to which it is a party, and the borrowings by any Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of its respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Agent or the Security Trustee created pursuant to the Collateral Documents).
Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity. Financial Condition. The audited consolidated financial statements of the Borrowers as at December 31, 1998, December 31, 1999 and December 31, 2000, and the unaudited consolidated financial statements of the Borrowers as at March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, copies of each of which have been delivered to each Bank, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Borrowers as at such dates and the results of their operations for the periods then ended.
No Material Adverse Change. Since September 30, 2001, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of any Borrower or its Subsidiaries taken as a whole. Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of any Borrower, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Borrower nor any Subsidiary of any Borrower has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 10.7. Ownership of Properties; Liens. Each Borrower and its Subsidiaries owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.8. Subsidiaries. As of the Closing Date, no Borrower has any Subsidiaries other than those listed on Schedule 9.8. Pension Plans.
20.4.1.3 During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) other than with respect to the 401(k) plan of Bingham, no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Loan Party of any material liability, fine or penalty. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrowers or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and no Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Investment Company Act. No Loan Party is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940. Public Utility Holding Company Act. No Loan Party is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935. Regulation U. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Taxes. Each Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each of (i) Reinhold and (ii) Reinhold and its Subsidiaries on a consolidated basis will have assets which exceed their liabilities and (b) each of (i) Reinhold and (ii) Reinhold and its Subsidiaries on a consolidated basis will be solvent, will be able to pay their debts as they mature, will own property with fair saleable value greater than the amount required to pay their debts and will have capital sufficient to carry on their business as then constituted.
Environmental Matters.
No Violations. Except as set forth on Schedule 9.15, no Loan Party, nor any operator of any Loan Party's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which
(i) in any single case, requires expenditures in any three-year period of $50,000 or more by any Loan Party in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

Notices. Except as set forth on Schedule 9.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, no Loan Party has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. ss.6903(5), any hazardous substance as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that any Loan Party must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

Handling of Hazardous Substances. Except as set forth on Schedule 9.15, (i) no portion of the real property or other assets of any Loan Party has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by any Loan Party or the operators of any real property of any Loan Party, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of any Loan Party, which Releases singly or in the aggregate might reasonably be expected to have a Material Adverse Effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of any Loan Party which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a Material Adverse Effect on the value of, the real property or other assets of any Loan Party; and (v) any Hazardous Substances generated by any Loan Party have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of each Loan Party as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Real Property. Set forth on Schedule 9.17 is a complete and accurate list, address and brief description, as of the Closing Date, of all real property owned, leased, licensed or used by any Loan Party, together with, in the case of property which leased, licensed or otherwise used by any Loan Party, the name and mailing address of the lessor, grantor or owner of such property. Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Banks that any projections and forecasts provided by the Borrowers are based on good faith estimates and assumptions believed by the Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of such Loan Party, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect. Labor Matters. Except as set forth on Schedule 9.21, No Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Loan Party are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters. No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by any Borrowers of any Debt hereunder or under any other Loan Document.


                                    COVENANTS
         Until the expiration or termination of the Commitments and thereafter until all obligations of the Borrowers hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Borrower jointly and severally agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

Reports, Certificates and Other Information. Furnish to the Agent and each Bank:
-------------------------------------------
Annual Audit Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Borrowers and their Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of Reinhold and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by Ernst & Young LLP or other independent auditors of recognized standing selected by the Borrowers and reasonably acceptable to the Required Banks, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that any Borrower was not in compliance with any provision of Section 10.6, 10.7, 10.9 or 10.10 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that any Borrower was not in compliance with any such provision, describing such non-compliance in reasonable detail and
(ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) consolidating balance sheets of the Borrowers and their Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Borrowers and their Subsidiaries for such Fiscal Year, certified by the Chief Financial Officer of the Borrower Representative. Interim Reports. Promptly when available and in any event within 30 days after the end of each month (including the last month of each Fiscal Quarter), consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the Chief Financial Officer of the Borrower Representative.
Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and within 45 days after the end of each Fiscal Quarter, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer of the Borrower Representative, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it. Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of each Borrower or any Subsidiary thereof filed with the SEC or any other equivalent foreign body or organization; copies of all registration statements of each Borrower or any Subsidiary thereof filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by any Loan Party affected thereby with respect thereto: the occurrence of an Event of Default or an Unmatured Event of Default;

any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Borrower to the Banks which has been instituted or, to the knowledge of the Borrowers, is threatened against any Loan Party or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect;

the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrowers furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Borrowers with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

any cancellation or material change in any insurance maintained by any Loan Party which relates to collateral with an insured value greater than $300,000; or

any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect.

Borrowing Base Certificates. Within 30 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by the Chief Financial Officer of the Borrower Representative on behalf of each Borrower (provided that (i) the Borrower Representative may deliver a Borrowing Base Certificate more frequently if it chooses and (ii) at any time an Event of Default exists, the Agent may require the Borrower Representative to deliver Borrowing Base Certificates more frequently). Accounts Trial Balance. Within 30 days of the end of each month, an aged trial balance of all foreign and domestic Accounts Receivable indicating which Accounts Receivable are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past due and listing the names and addresses of all applicable Account Debtors.
Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to any Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of any Borrower.
Projections. As soon as practicable, and in any event within 30 days prior to the commencement of each Fiscal Year, financial projections for each Borrower and its Subsidiaries for such Fiscal Year (including an operating budget and a cash flow budget) prepared in a manner consistent with the projections delivered by the Borrowers to the Banks prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the Chief Financial Officer of the Borrower Representative on behalf of the Borrowers to the effect that (i) such projections were prepared by the Borrowers in good faith, (ii) the Borrowers have a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.
Subordinated Debt Notices. Promptly from time to time, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt. Valley Forge Litigation Updates. (a) Immediately after the occurrence of any material development with respect to the Valley Forge Litigation, a written notification and explanation of such development and (b) on a monthly basis, a summary of the current status of the Valley Forge Litigation containing all recent developments with respect to such litigation along with such other information relating thereto as may be reasonably requested by the Agent.
Other Information. Promptly from time to time, such other information concerning any Loan Party as any Bank or the Agent may reasonably request. Books, Records and Inspections. Keep, and cause each Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Loan Party to permit, any Bank or the Agent or any representative thereof to inspect the properties and operations of any Loan Party; and permit, and cause each Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Borrower hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof), and to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or other records; and permit, and cause each Loan Party to permit, the Agent and its representatives to inspect the Inventory and other tangible assets of any Loan Party, to perform appraisals of the equipment and/or real property of any Loan Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable and any other collateral. All such inspections or audits by the Agent shall be at the Borrowers' expense, provided that so long as no Event of Default or Unmatured Event of Default exists, (i) the Borrowers shall not be required to reimburse the Agent for audits more frequently than once each Fiscal Year and
(ii) the Agent shall be responsible for the costs and expenses relating to any equipment and real property appraisals.
Maintenance of Property; Insurance. 20.4.1.4 Keep, and cause each Loan Party to keep, all property useful and necessary in the business of each Loan Party in good working order and condition, ordinary wear and tear excepted. Maintain, and cause each Loan Party to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have aggregate insured amounts no less than the greatest of (x) the Revolving Commitment Amount, (y) the outstanding obligations of the Borrowers under the Loan Documents (including Hedging Obligations) and (z) the insured amounts set forth on such Schedule 9.16, and deductibles no higher than those set forth on such schedule; and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Borrowers shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing loss payable to the Agent or the Security Trustee with respect to each policy of property or casualty insurance and naming the Agent and each Bank as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (ii) providing that 30 days' notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Agent. The Borrowers shall execute and deliver to the Agent a collateral assignment, in form and substance satisfactory to the Agent, of each business interruption insurance policy maintained by each Loan Party.

                           20.5 UNLESS THE BORROWERS PROVIDE THE AGENT WITH
                  EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE EXPENSE OF THE BORROWERS TO PROTECT THE AGENT'S AND THE BANKS' INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY'S INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE BORROWERS IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THEY HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, EACH BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE ANY LOAN PARTY MAY BE ABLE TO OBTAIN ON ITS OWN.

Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) pay, and cause each Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require any Loan Party or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP; and
(c) in the event of the nonpayment by any Borrower of any tax or charge against it or any of its property on or prior to the due date thereof, upon the request of the Agent, such Borrower shall deposit with the Agent such amounts that, in the reasonable determination of the Agent, are sufficient to satisfy such tax liability and such additional future tax liabilities as may be requested by Agent.
Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.11) cause each Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).
Financial Covenants.

Minimum Tangible Net Worth. Not permit Tangible Net Worth to be less than $10,000,000 at any time.

Leverage Ratio. Not permit the Leverage Ratio for any Computation Period to exceed 1.75:1.0.

Pre-Tax Earnings. Not permit Pre-Tax Earnings for any Computation Period to be less than $1,500,000.

Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Borrowers and their Subsidiaries in any Fiscal Year commencing on or after January 1, 2002 to exceed $2,500,000. Limitations on Debt. Not, and not permit any Loan Party to, create, incur, assume or suffer to exist any Debt, except: obligations under this Agreement and the other Loan Documents; provided, however, that until such time as NP Aerospace shall have delivered to the Agent and/or Security Trustee, pursuant to Section 10.27 hereof, such Foreign Collateral Documents as the Agent and/or Security Trustee may require to obtain and perfect a security interest in substantially all of the assets of NP Aerospace, NP Aerospace shall not be permitted to make any borrowings hereunder or request the issuance of any Letter of Credit or have any Letter of Credit issued for its account; Debt secured by Liens permitted by
Section 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $100,000;

Debt of Subsidiaries of any Borrower to such Borrower;

unsecured Debt of any Borrower to its Subsidiaries;

Subordinated Debt;

Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

Debt described on Schedule 10.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder); and

other Debt, in addition to the Debt listed above, in an aggregate amount not at any time exceeding $100,000.

Liens. Not, and not permit any Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except: Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

Liens described on Schedule 10.8;
                   -------------

subject to the limitation set forth in Section 10.7(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Borrower or any of its Subsidiaries (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $50,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

Liens arising under the Loan Documents; and

the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property theretofore subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by any Loan Party (on a consolidated basis) to exceed $1,800,000 in any Fiscal Year. Restricted Payments. Not, and not permit any Loan Party to, (a) make any distribution to any of its shareholders, (b) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, (c) except as provided in Section 10.15 hereof, pay any management fees or similar fees to any of its shareholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance or repurchase of any Subordinated Debt or
(e) set aside funds for any of the foregoing. Notwithstanding the foregoing, so long as such Loan Party is otherwise in compliance with the provisions of this Agreement and the financial covenants contained herein, and immediately after giving affect to the transactions described below is in pro forma compliance with such financial covenants, (i) any Subsidiary of any Borrower may pay dividends or make other distributions to such Borrower or to a Wholly-Owned Subsidiary of such Borrower (provided, however, that until such time as NP Aerospace shall have delivered to the Agent and/or Security Trustee, pursuant to
Section 10.27 hereof, such Foreign Collateral Documents as the Agent and/or Security Trustee may require to obtain and perfect a security interest in substantially all of the assets of NP Aerospace, no such Subsidiary may make any such distributions to NP Aerospace); and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Loan Parties may (A) make dividends or other distributions to its shareholders, (B) make dividends of its own stock, including cash payments for fractional shares and
(C) redeem its capital stock. Mergers, Consolidations, Sales. Not, and not permit any Loan Party to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary of any Borrower into, with or to another Borrower or any other Wholly-Owned Subsidiary of such Borrower; (b) any such purchase or other acquisition by any Borrower or any Wholly-Owned Subsidiary of any Borrower of the assets or stock of any Wholly-Owned Subsidiary of such Borrower; and (c) any Acquisition by any Borrower or any Wholly-Owned Subsidiary of any Borrower where (1) the assets acquired (in the case of an asset purchase) are for use, or the Person acquired (in the case of any other Acquisition) is engaged, solely in the businesses engaged in by such Borrower or any Wholly-Owned Subsidiary of such Borrower on the date hereof; (2) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist; (3) the aggregate consideration to be paid by such Borrower and its Subsidiaries (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than $2,000,000 in the aggregate for all such Acquisitions in any Fiscal Year; (4) immediately after giving effect to such Acquisition, the Borrowers are in pro forma compliance with all the financial ratios and restrictions set forth in Section 10.6; and (5) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition.
Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of any Loan Party to be amended or modified in any way which might reasonably be expected to have a Material Adverse Effect on the interests of the Banks.
Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to refinance the Debt to be Repaid, for working capital, for Acquisitions permitted by Section 10.11, for Capital Expenditures and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.
Further Assurances. 20.5.1.1 Take, and cause each Loan Party to take, such actions as are necessary or as the Agent, the Security Trustee or the Required Banks may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (i) the obligations of each Borrower hereunder and under the other Loan Documents are secured by substantially all of the assets of each Borrower and
(ii) the obligations of each Borrower hereunder are guaranteed by each Subsidiary of such Borrower and such Guaranties are secured by substantially all of the assets of such Subsidiaries.
         Cause all collections from Accounts Receivable to be directed to a bank account maintained with the Agent or to such other bank account as the Agent may otherwise consent.

                  (c) Upon the occurrence and during the continuance of an Unmatured Event of Default or an Event of Default, NP Aerospace shall, and shall cause the bank or banks at which NP Aerospace maintains any bank accounts, to enter into such blocked account, lock box agreements and other cash dominion arrangements, in form and substance satisfactory to the Agent, as the Agent shall require in its sole discretion.

Transactions with Affiliates. Not, and not permit any Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Borrowers) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates. Except for the existence of an Event of Default pursuant to
Section 12.1.1 or Section 12.1.4 hereof, nothing contained herein shall be deemed to preclude payment of management fees to Hammond, Kennedy, Whitney & Company in an amount not to exceed $20,000 per month nor the payment of director fees to Andrew McNally, Ralph R. Whitney and Glenn Scolnik (or any replacement director) consistent with the Borrowers' past practice. Employee Benefit Plans. Maintain, and cause each of its Subsidiaries to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations. Environmental Matters. 20.5.1.2 If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Borrowers shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws in all material respects and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrowers shall, and shall cause each Loan Party to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the Release or threatened Release of a Hazardous Substance.
To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Borrowers shall, and shall cause each Loan Party to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

Unconditional Purchase Obligations. Not, and not permit any Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.
Inconsistent Agreements. Not, and not permit any Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by any Borrower hereunder or by the performance by any Loan Party of any of its obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Agent, for the benefit of the Banks, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party to (i) pay dividends or make other distributions to any Borrower or any other applicable Loan Party, or pay any Debt owed to any Borrower or any other Loan Party, (ii) make loans or advances to any Borrower or (iii) transfer any of its assets or properties to the Borrowers.

Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

Investments. Not, and not permit any Loan Party to, make or permit to exist any Investment in any other Person, except (without duplication) the following:

contributions or advances by the Borrowers to the capital of any of their respective Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries (provided, however, that until such time as NP Aerospace shall have delivered to the Agent and/or Security Trustee, pursuant to Section 10.27 hereof, such Foreign Collateral Documents as the Agent and/or Security Trustee may require to obtain and perfect a security interest in substantially all of the assets of NP Aerospace, no Borrower or any other Subsidiary shall make any Investments in, or contributions or advances to, NP Aerospace);

in the ordinary course of business, Investments by any Loan Party in any Subsidiary of any Borrower or by any Subsidiary of any Borrower in such Loan Party, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 10.7; (notwithstanding the above, until such time as NP Aerospace shall have delivered to the Agent and/or Security Trustee, pursuant to
Section 10.27 hereof, such Foreign Collateral Documents as the Agent and/or Security Trustee may require to obtain and perfect a security interest in substantially all of the assets of NP Aerospace, no Loan Party or any Subsidiary of any Borrower may make Investments in or to NP Aerospace by way of such intercompany loans, advances or guaranties);

Suretyship Liabilities permitted by Section 10.7;
                                    ------------

Cash Equivalent Investments;

bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than a Bank shall not at any time exceed $10,000; provided, further that until the expiration of the 120 day period described in Section 10.26 hereof (or such longer period as may be agreed in writing by the Agent) NP Aerospace shall be permitted to maintain its deposits at any bank in the United Kingdom;

Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

Investments to consummate Acquisitions permitted by Section 10.11; and
                                                    -------------

Investments listed on Schedule 10.21;
                      --------------

provided that (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b),
(c), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under Minuteman Agreement, if, in any case, such amendment, modification or waiver could be adverse to the interests of the Banks.

Fiscal Year.  Not change its Fiscal Year.
-----------
Cancellation of Debt. Not, and not permit any of its domestic Subsidiaries to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business. Domestic Operating Accounts. To better enable the Agent to administer the Loans, not later than 90 days after the Closing Date, the domestic Borrowers and their Subsidiaries shall cause all operating and cash management accounts to be maintained with the Agent and subject to the security interest granted under the Collateral Documents; provided, that to the extent required by law (and only to the extent that compliance with such laws cannot be obtained by contracting with a third party payroll provider) the Borrowers and their Subsidiaries may maintain payroll accounts with a financial institution agreed to in writing by the Agent if such entity shall have executed blocked account agreements with respect to such payroll accounts on terms and conditions satisfactory to Agent. Foreign Operating Accounts. To better enable the Agent to administer the Loans, NP Aerospace and the other Foreign Subsidiaries (if any) shall use commercially reasonably efforts to cause all operating and cash management accounts to be maintained with the Agent and subject to the security interest granted under the Collateral Documents not later than one hundred and twenty (120) days after the Closing Date; provided, that to the extent required by law (and only to the extent that compliance with such laws cannot be obtained by contracting with a third party payroll provider) the NP Aerospace and the other Foreign Subsidiaries (if any) may maintain payroll accounts with a financial institution agreed to in writing by the Agent if such entity shall have executed blocked account agreements with respect to such payroll accounts on terms and conditions satisfactory to Agent.


                   EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
         The obligation of each Bank to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

Initial Credit Extension. The obligation of the Banks to make the initial Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that (1) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (2) the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Required Banks is called the "Closing Date"):
Notes.  The Notes.
Resolutions. Certified copies of resolutions of the Board of Directors of each Borrower authorizing the execution, delivery and performance by such Borrower of this Agreement, the Notes and the other Loan Documents to which such Borrower is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.
Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by each Loan Party of the documents referred to in this Section 11, including certificates or articles of incorporation, organizational documents, by-laws, or other governing documents and good standing certificates of each Loan Party.
Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Borrower and each other Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).
Security Agreement. A counterpart of the Security Agreement executed by each Borrower and each Subsidiary of each Borrower. Pledge Agreement. Pledge Agreement executed by Reinhold, together with all items required to be delivered in connection therewith. Real Estate Documents. With respect to the real property of Bingham located at Searcy, AK, San Leandro, CA and Kansas City, MO, a duly executed Mortgage providing for a fully perfected Lien, in favor of the Agent or the Security Trustee, in all right, title and interest of such Loan Party in such real property, together with:
an ALTA Loan Title Insurance Policy, issued by an insurer acceptable to the Agent, insuring the Agent's Lien on such real property and containing such endorsements as the Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to the Agent);

copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above;

original or certified copies of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Mortgage or any other Loan Document;

a survey meeting such standards as the Agent may reasonably establish and otherwise reasonably satisfactory to the Agent; and

a flood insurance policy concerning such real property, reasonably satisfactory to the Agent, if required by the Flood Disaster Protection Act of 1973.

Opinions of Counsel. The opinion of Horgan, Rosen, Beckham & Coren, L.L.P. substantially in the form of Exhibit H.

Insurance. Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Agent and/or the Security Trustee has been named as a lender's loss payee and an additional insured on all related insurance policies.

Payment of Fees. Evidence of payment by the Borrowers of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Agent).
Solvency Certificate. A Solvency Certificate, substantially in the form of
Exhibit I, executed by the Chief Financial Officer of Reinhold. Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name each Loan Party (under their present names and any previous names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, (ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements or deeds of release, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 10.8) and (iii) such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may reasonably request.
Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent and/or the Security Trustee, for the benefit of the Banks, a perfected Lien on the collateral described therein, prior and superior to any other Person, in proper form for filing, registration or recording. Closing Certificate. A certificate signed by the President or a Vice President of each of the Borrowers dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.

Borrowing Base Certificate. A Borrowing Base Certificate dated as of the last day of the month prior to the Closing Date.

Other.  Such other documents as the Agent or any Bank may reasonably request.

Conditions. The obligation (a) of each Bank to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct: the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Borrowers as to the matters set out in Section 11.2.1 (it being understood that each request by the Borrowers for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Borrowers that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.


                       EVENTS OF DEFAULT AND THEIR EFFECT
Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Borrower hereunder or under any other Loan Document.
Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected) exceeding $250,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require such Loan Party to purchase or redeem such Debt) prior to its expressed maturity.
Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect. Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, administrator, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors or any other step is taken with a view to a composition, assignment, scheme of arrangement or similar arrangement with any of the creditors of such Borrower or any of its Subsidiaries; or, in the absence of such application, consent or acquiescence, a trustee, administrator, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by any Loan Party, it is consented to or acquiesced in by any Loan Party, or remains for 30 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing. Non-Compliance with Loan Documents. (a) Failure by the Borrowers to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.15, 10.20 through
10.22 and 10.26; or (b) failure by the Borrowers to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for 30 days. Warranties. Any warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
Pension Plans. (i) Institution of any steps by the Borrowers or any other Person to terminate a Pension Plan if as a result of such termination any Borrower could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Borrower and the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.
Judgments. (i) Final judgments which exceed an aggregate of $250,000 in excess of the applicable insurance coverage maintained by the Borrowers (other than a judgment described in subsection (ii) of this Section 12.1.8) shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments or (ii) any judgment in excess of $1,000,000 shall be rendered against any Loan Party in connection with the lawsuit by the National Park Service relating to certain environmental liabilities at the Valley Forge National Historical Park Site in Pennsylvania (the "Valley Forge Litigation"). Invalidity of Guaranty, etc. The Guaranty (if any) shall cease to be in full force and effect with respect to any Loan Party; or any Loan Party (or any Person by, through or on behalf of such Loan Party) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Loan Party.
Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Borrower of any Subordinated Debt, shall cease to be in full force and effect, or the Borrowers or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
Change of Control. (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding any current shareholder of the Borrowers) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of any Borrower having voting rights in the election of directors under normal circumstances; or (b) a majority of the members of the Board of Directors of any Borrower shall cease to be Continuing Members. For purposes of the foregoing, "Continuing Member" means, with respect to any Borrower, a member of the Board of Directors of such Borrower who either (i) was a member of such Borrower's Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of such Borrower's Board of Directors.
Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

Effect of Event of Default. If any Event of Default described in Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and each Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that each Borrower immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or each Borrower shall immediately become obligated to Cash Collateralize all Letters of Credit and/or the Agent may instruct the Security Trustee to exercise its rights, powers and authorities relating to enforcement under the Collateral Documents, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section
12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Borrowers or as a court of competent jurisdiction may elect.


                                    THE AGENT
Appointment and Authorization. (a) Each Bank hereby irrevocably (subject to
Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this
Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. Liability of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrowers or any Subsidiary or Affiliate of the Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or any of the Borrowers' Subsidiaries or Affiliates.
Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrowers referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Section 12; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.
Credit Decision. Each Bank acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrowers which may come into the possession of the Agent. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent. Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their Subsidiaries and Affiliates as though LaSalle were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliates) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Agent and the Issuing Bank, and the terms "Bank" and "Banks" include LaSalle and its Affiliates, to the extent applicable, in their individual capacities. Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of the Borrowers (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrowers, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent, and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.
Collateral Matters. The Banks irrevocably authorize the Agent and/or the Security Trustee, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent or the Security Trustee, as the case may be, under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrowers hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by the Required Banks; or
(b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by clause (d)(i) or (d)(iii) of Section 10.8 (it being understood that the Agent and the Security Trustee may conclusively rely on a certificate from the Borrowers in determining whether the Debt secured by any such Lien is permitted by Section 10.7(b)). Upon request by the Agent at any time, the Banks will confirm in writing the Agent's or the Security Trustee's, as the case may be, authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 13.8. Security Trustee. Each Bank and the Agent hereby appoints the Security Trustee to act as its trustee under and in relation to the Collateral Documents pursuant to this Agreement and to hold the Trust Property as trustee for the Agent and the Banks on the trusts and other terms contained in the Collateral Documents and the Agent and each Bank hereby irrevocably authorizes the Security Trustee to exercise such rights, powers and discretions as are specifically delegated to the Security Trustee by the terms of the Collateral Documents together with all such rights, powers and discretions as are reasonably incidental thereto. Successor Security Trustee.
Resignation: The Security Trustee may resign its appointment under any of this Agreement or the Collateral Documents at any time by giving not less than thirty days' notice in writing to that effect to each of the other parties to this Agreement provided that such resignation shall not become effective until a successor to the Security Trustee has been appointed and accepted its appointment in accordance with the following provisions of this Section 13.10 and all necessary documents have been entered into to ensure that the benefit of the Security Documents is held by such successor.

Appointment of Successor: If the Security Trustee gives notice of its resignation the Agent may appoint a successor. If the Agent has not within sixty days after such notice of resignation appointed a successor to the Security Trustee which shall have accepted such appointment, the retiring Security Trustee shall have the right to appoint such a successor itself.

Discharge: If a successor to the Security Trustee is appointed under the provisions of this Section 13.10 then the retiring Security Trustee shall be discharged from any further obligations under this Agreement and the Collateral Documents but shall remain entitled to the benefit of the provisions of this
Section 13.10 and its successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party to this Agreement.

Disclosure: The retiring Security Trustee, shall make available to its successor such documents and records and provide such assistance as the successor may reasonably request for the purpose of performing its functions under this Agreement and the Collateral Documents. Notwithstanding any provision to the contrary, the Security Trustee shall not be obliged to disclose to any person any confidential or other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or fiduciary duty.

Protection of Security Trustee. The benefits conferred on the Agent pursuant to this Section 13 regarding rights to indemnification and the exercise of its rights, powers, authorizations, discretions, duties and responsibilities pursuant to this Agreement and any other Loan Document and also pursuant to
Section 14 shall also be conferred, where appropriate, on the Security Trustee in relation to this Agreement and the Security Documents and references to Agent in this Section 13 and Section 14 shall be read and construed as references to the Agent and/or the Security Trustee accordingly.


                                     GENERAL
Waiver; Amendments. No delay on the part of the Agent, the Security Trustee or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall (i) increase the Revolving Commitment Amount, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder,
(iv) release the Guaranty (if any) or all or any substantial part of the collateral granted under the Collateral Documents or (v) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provision of Section 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank. Confirmations. Each Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Borrower Representative, and the Borrower Representative shall hold the Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.
Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Borrower Representative notifies the Agent that the Borrower Representative wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower Representative that the Required Banks wish to amend Section 10 for such purpose), then the Borrowers' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Banks. Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement. Costs, Expenses and Taxes. Each Borrower jointly and severally agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent, the Security Trustee and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, each Borrower jointly and severally agrees to pay, and to save the Agent, the Security Trustee and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Borrowers' auditors in connection with any reasonable exercise by the Agent and the Banks of their rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the applicable Borrower has one or more Subsidiaries.

Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Assignments; Participations.
---------------------------
Assignments. Any Bank may, with the prior written consents of the Issuing Bank and the Agent and (so long as no Event of Default exists) the Borrower Representative (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee") all or any fraction of such Bank's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank's Pro Rata Share of the Revolving Commitment Amount and (ii) $1,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Borrowers would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Borrowers are then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Borrowers will not be required to pay the incremental amounts) and (b) each Borrower and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:
                  (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower Representative and the Agent by such assigning Bank and the Assignee,

                  (y) the assigning Bank and the Assignee shall have executed and delivered to the Borrower Representative and the Agent an assignment agreement substantially in the form of Exhibit G (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and

                  (z) except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Borrowers shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee's Pro Rata Share of the Revolving Commitment Amount and, if the assigning Bank has retained a Commitment hereunder, a replacement Note in the principal amount of the Pro Rata Share of the Revolving Commitment Amount retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note "exchanged" and deliver it to the Borrower Representative. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section
14.9.1 shall be null and void.

         Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Borrowers and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Borrowers shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. Borrowers agree that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. Borrowers also agree that each Participant shall be entitled to the benefits of
Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold). Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrowers and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.
Successors and Assigns. This Agreement shall be binding upon each Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of each Borrower, the Banks and the Agent and the successors and assigns of the Banks and the Agent.
Indemnification by the Borrowers. In consideration of the execution and delivery of this Agreement by the Agent, the Security Trustee and the Banks and the agreement to extend the Commitments provided hereunder, each Borrower jointly and severally hereby agrees to indemnify, exonerate and hold the Agent, the Security Trustee, each Bank and each of the officers, directors, employees, Affiliates and agents of the Agent, the Security Trustee and each Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by any Loan Party, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon,
(iv) the investigation, cleanup or remediation of offsite locations at which any Loan Party or its respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower jointly and severally hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.
The Borrowers hereby agree that if for any purpose, including the obtaining of judgment in any court, it is necessary to convert a sum due hereunder from the currency in which it is payable (the "Payment Currency") into another currency (the "Judgment Currency"), the parties hereto agree, to the fullest extent that they may lawfully and effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Payment Currency with the Judgment Currency in the Chicago foreign exchange market on the Business Day preceding the date of final judgment. The obligation of the Borrowers in respect of any sum due from such Borrowers to a Bank hereunder shall, notwithstanding any judgment or payment in a currency other than the Payment Currency, be discharged only to the extent that on the Business Day following receipt by a Bank of any sum to paid or adjudged to be so due in the Judgment Currency the Agent may in accordance with normal banking procedures, purchase the Payment Currency with the amount of Judgment Currency so paid or adjudged to be due; if the amount in the Payment Currency so purchased is less than the sum originally due to a Bank in the Payment Currency, the Borrowers agree, as a separate obligation and additional cause of action and notwithstanding any such payment or judgment, to indemnify each Bank against such loss and if the amount in the Payment Currency so purchased exceeds the sum originally due to the Banks in the Payment Currency, the Banks agree to remit to the Borrowers such excess. The term "rate of exchange" in this Section 14.13 means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Payment Currency with the Judgment Currency and includes any premium and costs of exchange payable in connection with the purchase.

Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Bank Parties on the other hand shall be solely that of borrower and lender. Neither the Agent, the Security Trustee nor any Bank shall have any fiduciary responsibility to the Borrowers. Neither the Agent, the Security Trustee nor any Bank undertakes any responsibility to the Borrowers to review or inform the Borrowers on any matter in connection with any phase of the Borrower's business or operations. The Borrowers agree that no Bank Party shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. No Bank Party shall have any liability with respect to, and the Borrowers hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
         20.6 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OR THE SECURITY TRUSTEE'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         20.7 Waiver of Jury Trial. EACH BORROWER AND EACH BANK PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.



                                   GUARANTIES
Guaranty. Each Borrower (each individually in such capacity a "Guarantor" and collectively "Guarantors") hereby jointly and severally, unconditionally and irrevocably guaranties as primary obligor and not merely as surety, the full and punctual payment when due of all obligations (monetary or otherwise) of each other Borrower to each of the Agent, the Security Trustee and each Lender Party (as defined below) under or in connection with this Agreement, the Notes, any other Loan Document and any other document or instrument executed in connection therewith and all Hedging Obligations of the Borrowers to any Lender Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (all such obligations being herein collectively called the "Guaranteed Liabilities"); provided that the liability of a Guarantor under this Section 15 shall be limited to the maximum amount of the Guaranteed Liabilities which such Guarantor may guaranty (after giving effect to rights to contribution of such Guarantor from its Affiliates) without violating any applicable fraudulent conveyance or fraudulent transfer law (plus all costs and expenses paid or incurred by the Agent or any Lender Party in enforcing this guaranty against such Guarantor). As used herein, "Lender Party" means each Bank and any Affiliate of such a Bank which is a party to a Hedging Agreement with the Borrowers. Upon failure by any Borrower to pay punctually any such amount, upon demand by the Agent, each Guarantor shall forthwith pay the amount not so paid at the place and in the manner and with the effect specified in this Agreement. Each obligation under this Section 15.1 is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of such Guaranteed Liabilities and not of their collectability only and is in no way conditioned upon any requirement that the Agent, the Security Trustee or any Bank first attempt to collect any of the Guaranteed Liabilities from any Borrower directly or resort to any collateral security, any balance of any deposit account or credit on the books of the Agent or any Bank in favor of any Borrower or any other Person or other means of obtaining payment. Should any Borrower default in the payment or performance of any of the Guaranteed Liabilities, the Agent and each Bank may cause the obligations of each Guarantor hereunder with respect to such Guaranteed Liabilities to become forthwith due and payable to the Banks, without demand or notice of any nature, all of which are expressly waived by each Guarantor.
Unconditional Obligation. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (a) any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Liabilities of any Borrower or the collateral therefor under this Agreement or the other Loan Documents; (b) any modification or amendment of or supplement to this Agreement or the other Loan Documents; (c) any merger or consolidation, change in the existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization, adjustment, composition, liquidation or other similar proceeding affecting any Borrower or its collateral or its assets; (d) the existence of any claim, set-off or other rights which such Guarantor may have at any time against any Borrower, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (e) any invalidity or unenforceability relating to or against any Borrower for any reason of any provision or all of this Agreement or the other Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of the principal of or interest on any loan or any other amount payable by it under this Agreement or the other Loan Documents; or (f) any other act or omission to act or delay of any kind by any other Borrower, the Agent, the Security Trustee, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Borrower's obligations or Guarantor's obligations under this Agreement or the other Loan Documents.
Period in Force. Each Guarantor's obligations under this Section 15 shall remain in full force and effect until all Guaranteed Liabilities shall have been indefeasibly paid in full and this Agreement and the other Loan Documents shall have terminated in accordance with their terms. If at any time any payment of the principal of or interest on any Loans made to a Borrower or any other amount payable by any Borrower under this Agreement or the other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, each of Guarantor's obligations under this Section 15 with respect to such payment shall be revived and continued in full force and effect. WAIVER. EACH GUARANTOR WAIVES ACCEPTANCE HEREOF, PRESENTMENT, DEMAND, PROTEST AND ANY NOTICE NOT PROVIDED FOR HEREIN, AS WELL AS ANY REQUIREMENT THAT AT ANY TIME ANY ACTION BE TAKEN BY ANY PERSON AGAINST ANY BORROWER OR ANY OTHER PERSON. EACH GUARANTOR HEREBY WAIVES (UNTIL THE GUARANTEED LIABILITIES HAVE BEEN INDEFEASIBLY REPAID IN FULL) ANY RIGHTS OF OFFSET, SUBROGATION, CONTRIBUTION, INDEMNIFICATION, REIMBURSEMENT OR OTHER SIMILAR RIGHT IT MAY HAVE AGAINST ANY BORROWER ARISING OR RESULTING FROM THE ENFORCEMENT OF THE AGENT'S OR BANKS' RIGHTS UNDER ANY GUARANTY BY SUCH BORROWER OF THE OBLIGATIONS HEREUNDER. EACH GUARANTOR ALSO IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL DEFENSES THAT AT ANY TIME MAY BE AVAILABLE IN RESPECT OF THE OBLIGATIONS BY VIRTUE OF ANY STATUTE OF LIMITATIONS, VALUATION, STAY, REDEMPTION, MORATORIUM LAW OR OTHER SIMILAR LAW NOW OR HEREAFTER IN EFFECT. Effect of Stay. This Section 15 shall be in addition to any other guaranty or other security for the Guaranteed Liabilities, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Guaranteed Liabilities is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Liabilities shall be immediately due and payable by each other Borrower.
Subordination. The payment of any amounts due with respect to any debt of any Guarantor now or hereafter owed to any other Guarantor is hereby subordinated to the prior indefeasible payment in full of all of the Guaranteed Liabilities. Each Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Guaranteed Liabilities, it will not demand, sue for or otherwise attempt to collect any such debt of any other Loan Party to it until all of the Guaranteed Liabilities shall have been indefeasibly paid in full. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such Debt while Guaranteed Liabilities are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Agent and each Bank and be paid over to the Agent on account of the Guaranteed Liabilities without affecting in any manner the liability of such Guarantor under the other provisions of this
Section 15. The provisions of this Section 15 shall be supplemental to and not in derogation of any rights and remedies of the Agent and each Bank under any separate subordination agreement which the Bank may at any time and from time to time enter into with any Guarantor.
                            [Signature page follows]

         Delivered at Chicago, Illinois, as of the day and year first above written.

                                                     REINHOLD INDUSTRIES, INC.



                                                     By_________________________
                                                     Title______________________


                                                     NP AEROSPACE LIMITED



                                                     By_________________________
                                                     Title______________________


                                                SAMUEL BINGHAM ENTERPRISES, INC.



                                                     By_________________________
                                                     Title______________________


                LASALLE BANK NATIONAL ASSOCIATION, as Agent and Security Trustee



                                                     By_________________________
                                                     Title______________________


                LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank and as a Bank



                                                     By_________________________
                                                     Title______________________

Error! Unknown document property name.
                                PRICING SCHEDULE


         The LIBOR Margin, the Base Rate Margin and the LC Fee Rate shall be as set forth below:

---------------------------------------- ---------------------------------------
     LIBOR                                 Base Rate                      LC Fee
     Margin                                  Margin                         Rate
---------------------------------------- ---------------------------------------
---------------------------------------- ---------------------------------------
      2.50%                                    0%                          2.50%
---------------------------------------- ---------------------------------------

--------------------------------------------------------------------------------

                                  SCHEDULE 2.1

                            BANKS AND PRO RATA SHARES


------------------------------------------------ --- ---------------------------
Bank                              Pro Rata Share    Pro Rata Share
                                  of Revolving
                                Commitment Amount
------------------------------------------------ --- ---------------------------
------------------------------------------------ --- ---------------------------
LaSalle Bank National Association                      $10,000,000          100%
------------------------------------------------ --- ---------------------------
------------------------------------------------ --- ---------------------------

------------------------------------------------ --- ---------------------------
------------------------------------------------ --- ---------------------------
TOTALS                                                 $10,000,000          100%
------------------------------------------------ -------------------------------

                                  SCHEDULE 9.6

                      LITIGATION AND CONTINGENT LIABILITIES

                                  SCHEDULE 9.8

                                  SUBSIDIARIES

                                  SCHEDULE 9.15

                              ENVIRONMENTAL MATTERS

                                  SCHEDULE 9.16

                                    INSURANCE

                                  SCHEDULE 9.17

                                  REAL PROPERTY

                                  SCHEDULE 9.21

                                  LABOR MATTERS

                                  SCHEDULE 10.7

                                  EXISTING DEBT

                                  SCHEDULE 10.8

                                 EXISTING LIENS

                                 SCHEDULE 10.21

                                   INVESTMENTS

                                  SCHEDULE 14.3

                              ADDRESSES FOR NOTICES


         REINHOLD INDUSTRIES, INC., as Borrower Representative
         -------------------------

         12827 E. Imperial Hwy.
         Santa Fe Springs, CA 90670
         Attention:  Michael Furry
         Telephone:  (562) 944-3281
         Facsimile:  (562) 903-3019


         LASALLE BANK NATIONAL ASSOCIATION, as Agent, Issuing Bank and a Bank
         ---------------------------------

         135 South LaSalle Street
         Chicago, Illinois 60603
         Attention:  Kristen E. Parsons
         Telephone:  (312) 904-2193
         Facsimile:  (312) 904-8808

                                    EXHIBIT A

                             FORM OF REVOLVING NOTE

                                                              -----------,-----
$__________________                                           Chicago, Illinois

         Each of the undersigned, for value received, jointly and severally promises to pay to the order of ______________ (the "Bank") at the principal office of LaSalle Bank National Association (the "Agent") in Chicago, Illinois the aggregate unpaid amount of all Revolving Loans made to the undersigned by the Bank pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the
Bank), such principal amount to be payable on the dates set forth in the Credit Agreement.

         Each of the undersigned further jointly and severally promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such Revolving Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

         This Revolving Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of ______________, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Bank) and the Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

         This Revolving Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

                                                 REINHOLD INDUSTRIES, INC.


                                                     By_________________________
                                                     Title______________________

                                                 NP AEROSPACE LIMITED


                                                     By_________________________
                                                     Title______________________

                                                SAMUEL BINGHAM ENTERPRISES, INC.


                                                     By_________________________
                                                     Title______________________

Schedule  attached  to Note dated  ______________,  2002 of  REINHOLD
INDUSTRIES, INC., NP AEROSPACE LIMITED AND SAMUEL BINGHAM ENTERPRISES, INC. payable to the order of _____________



Date and Amount of Loan or of    Date and Amount of Repayment        Interest           Principal        Made by
 Conversion from another type   or of Conversion into another      Period/Unpaid         Balance
           of Loan                  type of Notation Loan          Maturity Date


1. BASE RATE LOANS

===================================================================================================================
===================================================================================================================

2. LIBOR LOANS

===================================================================================================================
===================================================================================================================
===================================================================================================================
===================================================================================================================

                                    EXHIBIT B

                         FORM OF COMPLIANCE CERTIFICATE


To:______LaSalle Bank National Association, as Agent

         Please refer to the Credit Agreement dated as of ______________, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") among Reinhold Industries, Inc., NP Aerospace Limited, Samuel Bingham Enterprises, Inc. (collectively, the "Borrowers"), various financial institutions and LaSalle Bank National Association, as agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.       Reports.  Enclosed herewith is a copy of the [annual  audited/monthly]
                   report of the Borrowers as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations[(subject to the absence of footnotes and to normal year-end adjustments)] of the Borrowers as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.      Financial  Tests.  On behalf of the  Borrowers,  the Borrower
                   Representative hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

A.       Section 10.6.1 - Minimum Tangible Net Worth

         1.       Stockholders' Equity                           $______________

         2.       Minus:  Intangibles/Deductions                 $______________
                  -----

         3.       Tangible Net Worth (1 minus 2)                 $______________
                                        -----

         4.       Minimum Required                                   $10,000,000

B.       Section 10.6.2 - Leverage Ratio

         1.       Total Liabilities                              $______________

         2.       Tangible Net Worth (from A.3 above)            $______________

         3.       Ratio of 1 to 2                                     ___ to 1.0

         4.       Maximum allowed                                    1.75 to 1.0

C.       Section 10.6.3 - Minimum Pre-Tax Earnings

         1.       Consolidated Net Income                        $______________

         2.       Plus:    income tax expense                    $______________

                  Plus:    for the March 31, 2002
                           and June 30, 2002
                           Computation Periods                        $5,351,000

         3.       Total (Pre-Tax Earnings)                       $______________

         4.       Minimum Required                                    $1,500,000

D.       Section 10.6.4 - Capital Expenditures

         1.       Capital Expenditures for the
                  Fiscal Year                                    $______________

         2.       Maximum Permitted Capital
                  Expenditures                                        $2,500,000

         On behalf of the Borrowers, the Borrower Representative further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

         IN WITNESS WHEREOF, the Borrower Representative has caused this Certificate to be executed and delivered by its duly authorized officer on _________, ____.

                                                      REINHOLD INDUSTRIES, INC.,
                                                      as Borrower Representative


                                                       By_______________________
                                                       Title____________________

                                    EXHIBIT F

                       FORM OF BORROWING BASE CERTIFICATE


To:      LaSalle Bank National Association, as Agent
         135 S. LaSalle St.
         Chicago, Illinois 60603

Ladies and Gentlemen:

         Please refer to the Credit Agreement dated as of ______________, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") among Reinhold Industries, Inc., NP Aerospace Limited, Samuel Bingham Enterprises, Inc. (collectively, the "Borrowers"), various financial institutions and LaSalle Bank National Association, as agent. This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         On behalf of the Borrowers, the Borrower Representative hereby certifies and warrants to the Agent and the Banks that at the close of business on ______________, ____ (the "Calculation Date"), the Borrowing Base was $______________, computed as set forth on the schedule attached hereto.

         IN WITNESS WHEREOF, the Borrower Representative has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

                                                      REINHOLD INDUSTRIES, INC.,
                                                      as Borrower Representative



                                                      By________________________
                                                      Title_____________________

3

                     SCHEDULE TO BORROWING BASE CERTIFICATE

                         Dated as of [_________________]


A.       ELIGIBLE DOMESTIC ACCOUNTS RECEIVABLE

1.       Domestic Accounts Receivable                            $______________

2.       Less Domestic Ineligibles

         -        Agent's Lien Not Perfected                     $______________
         -        Subject to other Lien                          $______________
         -        Subject to Offset, etc.                        $______________
         -        Account Debtor not in U.S., Canada,
                  Mexico or European Union                       $______________
         -        Sale on Approval, Sale or Return,
                  Bill and Hold or Consignment                   $______________
         -        Over 90 days past invoice date                 $______________
         -        Affiliate Receivables                          $______________
         -        credits in prior                               $______________
         -        Other                                          $______________
         -        Total                                          $______________

3.       Eligible Domestic Accounts Receivable
         [Item 1 minus Item 2]                                   $______________
                 -----
4.       Item 3 times 80%                                        $______________

B.       ELIGIBLE FOREIGN ACCOUNTS RECEIVABLE

1.       Foreign Accounts Receivable                             $______________

2.       Less Foreign Ineligibles

         -        Account Debtor not in U.K., U.S., E.U.,
                  Canada or Mexico                               $______________
         -        Agent's Lien Not Perfected                     $______________
         -        Subject to other Lien                          $______________
         -        Subject to Offset, etc.                        $______________
         -        Sale on Approval, Sale or Return,
                  Bill and Hold or Consignment                   $______________
         -        Over 90 days past invoice date                 $______________
         -        Affiliate Receivables                          $______________
         -        credits in prior                               $______________
         -        Other                                          $______________
         -        Total                                          $______________

3.       Eligible Foreign Accounts Receivable
         [Item 1 minus Item 2]                                   $______________
                 -----

4.       Item 3 times 70%                                        $______________

C.       ELIGIBLE DOMESTIC INVENTORY

1.       Domestic Inventory                                      $______________

2.       Less Ineligibles

         -        Agent's Lien Not Perfected                     $______________
         -        Subject to other Lien                          $______________
         -        Not Salable                                    $______________
         -        Located off-site and no
                  Collateral Access Agreement                    $______________
         -        Not located in U.S.                            $______________
         -        "In transit" or held on consignment            $______________
         -        Work-in-process or Tooling Inventory           $______________
         -        Packaging materials                            $______________
         -        Other                                          $______________
         -        Total                                          $______________

3.       Eligible Domestic Inventory
         [Item 1 minus Item 2]
         less obsolescence reserve of $_________                 $______________

4.       Item 3 times 50%                                        $______________

5.       Maximum Domestic Inventory Amount                            $2,500,000

6.       Available Domestic Inventory Amount (lesser of 4 and 5) $______________

D.       ELIGIBLE FOREIGN INVENTORY

1.       Foreign Inventory                                       $______________

2.       Less Ineligibles

         -        Agent's Lien Not Perfected                     $______________
         -        Subject to other Lien                          $______________
         -        Not Salable                                    $______________
         -        Located off-site and no
                  Collateral Access Agreement                    $______________
         -        Not located in U.K.                            $______________
         -        "In transit" or held on consignment            $______________
         -        Work-in-process or Tooling Inventory           $______________
         -        Packaging materials                            $______________
         -        Other                                          $______________
         -        Total                                          $______________

3.       Eligible Foreign Inventory
         [Item 1 minus Item 2]
         less obsolescence reserve of $_________                 $______________

4.       Item 3 times 40%                                        $______________

5.       Maximum Foreign Inventory Amount                               $750,000

6.       Available Foreign Inventory Amount (lesser of 4 and 5)  $______________

E.       FIXED ASSET ADVANCE

1.       Fixed Asset Advance Amount                                   $2,750,000
                                                                     ($3,500,000
                                                        upon delivery of
                                                        Mortgage by NP Aerospace
                                                        for Coventry property)

2.       Fixed Asset Advance Reduction ($125,000 per
         fiscal quarter)                                         $______________

3.       Fixed Asset Advance Availability (1 minus 2)            $______________

F.       BORROWING BASE CALCULATION

1.       Borrowing Base
         [Item A.4 plus Item B.4 plus Item C.6, plus Item D.6
          plus Item E.3]                                         $______________


2.       Lesser of Item 1 and
         the Revolving Commitment Amount                         $______________

3.       Revolving Outstandings                                  $______________

12.      Net Availability
         [Excess of Item 2 over Item 3]                          $______________

13.      Required Prepayment
         [Excess of Item 3 over Item 2]                          $______________